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                                                                     EXHIBIT 5.1

July 19, 2002

Spantel Communications, Inc.
1061 North Venetian Drive
Miami, Florida 33139

Ladies and Gentlemen:

         We refer to the registration statement on Form S-8 under the Securities Act of 1933, being filed by Spantel Communications, Inc., a Florida corporation (the "Company"), with the Securities and Exchange Commission, relating to 350,000 shares of common stock (the "Shares") pursuant to a two services agreements (the "Agreements").

         We have examined the Agreements, originals or photocopies or certified copies of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

         Based on our examination mentioned above, and relying upon statements of fact contained in the documents which we have examined, we are of the opinion that the issuance of the Shares have been validly authorized, and the Shares when issued and paid for in the manner contemplated in the Agreement, will be legally issued, fully paid and non-assessable provided, however, that the payment therefore is in any event not less than the par value of the Shares so issued.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Dreier & Baritz, LLP